Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Core Scientific, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount to be Registered		Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(c)	70,289,880	(2)	$2.8225	$198,393,186.30	0.0000927	$18,391.05
Equity	Common Stock, par value $0.0001 per share	457(c)	386,697(3)		$2.8225	$1,091,452.28	0.0000927	$101.18
Total Offering Amount						$199,484,638.58
Total Fees Previously Paid						—
Total Fee Offsets						—
Net Fee Due						$18,492.23

(1)

The price is estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and represents the average high and low trading prices of the common stock as reported on The Nasdaq Global Select Market on August 9, 2022.

(2)

Includes 573,381 shares of common stock previously issued by the registrant to B. Riley Principal Capital II and 69,716,499 shares of common stock that are available to be issued and sold by the registrant to B. Riley from time to time at the registrant’s election pursuant to a common stock purchase agreement, dated as of July 20, 2022, between the registrant and B. Riley, subject to satisfaction of the conditions set forth herein. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock split or stock dividends.

(3)

Constitutes the shares of common stock previously issued by the registrant to BRS as an advisory fee in connection with the execution of two amended and restated bridge promissory notes, one with B. Riley Commercial Capital, LLC and one with an affiliate of B. Riley Commercial Capital, LLC. Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such additional indeterminate number of shares of common stock as may become issuable as a result of stock split or stock dividends.